Exhibit 3.15
LOCATING, INC.
ARTICLES OF INCORPORATION
     These Articles are executed to form a corporation under Washington law.
ARTICLE I
Name
     The name of the corporation is Locating, Inc.
ARTICLE II
Time of Existence
     The corporation shall continue perpetually.
ARTICLE III
Purpose
     The corporation is formed for the purpose of transacting any or all lawful business for which corporations may be incorporated under Washington law, or in the future, and which may be, in the judgment of the Board of Directors, at any time necessary, useful or advantageous to the corporation.
ARTICLE IV
Capital Stock
     The aggregate number of shares which the corporation shall have authority to issue is 50,000 shares of capital stock, each with a par value of $1.00, for a total authorized capital of $50,000.
ARTICLE V
Registered Office and Agent
     The address of the registered office of the corporation is 1515 Norton Building, 801 Second Avenue, Seattle, WA 98104. The registered agent at such address is William K. Goodwin.
ARTICLE VI
Directors
1. The number of directors of the corporation shall be fixed as provided in the corporate bylaws.
2. The Board of Directors shall manage the affairs of the corporation until each annual meeting of shareholders or until their successors are elected and qualified.

3. The names and address of the directors are:
David B. Brown
21708 S.E. 16th Place
Issaquah, WA 98027
Duane D. McEwen
12440 S.E. 28th Place
Bellevue, WA 98005
ARTICLE VII
Incorporator
     The name and address of the incorporator of the corporation, who is over the age of eighteen years, is:
David B. Brown
21708 S.E. 16th Place
Issaquah, WA 98027
     Executed in duplicate on February 16, 1984.

/s/ DAVID B. BROWN

David B. Brown, Incorporator
Consent to Appointment as Registered Agent
     William K. Goodwin hereby consents to appointment as registered agent for Locating, Inc.
     Dated: February 16, 1984

/s/ WILLIAM K. GOODWIN

William K. Goodwin, Registered Agent